EXHIBIT 99.1

Johnson Outdoors Posts Record-High Sales and Earnings for Fourth Consecutive Fiscal Quarter

RACINE, Wis., Aug. 07, 2018 (GLOBE NEWSWIRE) -- JOHNSON OUTDOORS (NASDAQ:JOUT), a leading global innovator in outdoor recreation equipment and technology, reported double-digit growth in revenue and profits for the fiscal third quarter ended June 29, 2018. Strong new product demand drove expanded margins leading to a robust increase in net income versus the prior year third quarter results.

“Unprecedented growth in our flagship Fishing brands throughout the year underscores the importance of our ongoing emphasis on consumer insight driven innovation.  Delivering this same level of continuous new product success across our entire brand portfolio is a key priority, and we are working to further strengthen organizational capacity and capability to do so,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.  “Future plans will  focus on strategies targeted on fully leveraging our company-wide digital transformation and data analytics to enhance accelerated profitable growth for all channels long-term.”

THIRD QUARTER RESULTS
Fiscal third quarter results reflect in-season replenishment orders for the Company’s warm-weather outdoor recreation products.  Favorable marketplace momentum for new products, particularly in Fishing and Camping, fueled a 10 percent increase in total Company net sales of $170.8 million compared to $155.7 million in the previous year quarter. Foreign currency translation had a favorable 1 percent impact on net sales.  Key factors behind the year-over-year comparison in each business unit were:

  Continued high demand for new products introduced over the past 18 months powered growth in Minn Kota®, Humminbird® and Cannon® brands across all key channels, generating sales of $121.9 million for a 17.3 percent increase in unit revenue.
  Camping sales outpaced prior year by 14.7 percent, driven largely by growth in Jetboil® and Eureka!® brands in key consumer channels, bolstered by additional gains in military and commercial segments.
  Transition to a new distribution model in Japan over the past year led to the unfavorable year-over-year revenue comparison in Diving.
  Kayak market weakness affecting all segments and channels continued to negatively impact Watercraft Recreation sales.

Total Company operating profit during the quarter was $32.0 million, a 29 percent increase compared to $24.7 million in the prior year quarter.  Gross margin improved to 46.5 percent versus 45.5 percent in last year’s same quarter.  Net income in the fiscal third quarter rose to $23.8 million, or $2.37 per diluted share, a 44 percent increase compared to $16.6 million, or $1.65 per diluted share, in the previous year third quarter.

YEAR-TO-DATE RESULTS
Fiscal 2018 year-to-date net sales grew 13.6 percent to $453.1 million versus net sales of $398.8 million in the same fiscal nine-month period last year.  Total Company operating profits rose to $65.0 million compared with $45.7 million during the prior fiscal year’s first nine-months. Exceptionally strong new product demand in Fishing and gross margin expansion were key drivers behind improved operating results.

Net income in the fiscal nine-month period surged 32 percent to $45.6 million, or $4.54 per diluted share, compared with $34.6 million, or $3.45 per diluted share, in the same nine-month period last year.  The year-to-date effective tax rate of 34.4 percent reflects $6.8 million in charges during the year resulting from changes in accounting for taxes prompted by new U.S. tax reform legislation.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $129.3 million as of June 29, 2018, versus $93.7 million on June 30, 2017.  Depreciation and amortization was $9.6 million, compared to $9.7 million during the first nine months of the prior fiscal year.  Capital spending totaled $14.7 million during the first nine months of fiscal 2018 compared with $8.1 million in the same fiscal 2017 period. Investment in systems upgrades and digital transformation accounted for the year-to-date increase.

“At this time, we are working hard to sustain positive momentum through the end of the fiscal and ensure our brands are well-positioned for a strong start next year.  Looking ahead to 2019,  we are in the process of determining the impact, and our mitigation plans, of recently announced U.S. tariffs and retributive sanctions in other countries,” said David W. Johnson, Chief Financial Officer.

“The balance sheet remains very strong and our growing cash position enables us to invest in strategic priorities and other opportunities to strengthen our brands and grow our businesses, while continuing to create value and consistently pay dividends to shareholders.”

PRODUCT NEWS
The new pioneering Minn Kota® Ultrex™ with Built-In Mega Down Imaging grabbed Best Boating Accessory honors at the 2018 ICAST, the world’s most prestigious fishing show.  Beginning next year, select models of Minn Kota bow-mounted trolling motors will be available with the Humminbird® MEGA Down Imaging transducer and wiring fully integrated providing clean rigging protected from wear and tear, and providing anglers crystal clear viewing directly below the boat.

WEBCAST
The Company will host a conference call and audio web cast at 10:00 a.m. Eastern Time on Tuesday August 7, 2018.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page.  A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K which will be filed with the Securities and Exchange Commission on December 8, 2017 and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials used by the Company; any disruptions in the Company's supply chain as a result of material fluctuations in the Company's order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company's products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating Results	June 29 2018	June 30 2017	June 29 2018	June 30 2017
Net sales	$170,779	$155,274	$453,136	$398,810
Cost of sales	91,446	84,644	250,797	226,702
Gross profit	79,333	70,630	202,339	172,108
Operating expenses	47,378	45,893	137,345	126,441
Operating profit:	31,955	24,737	64,994	45,667
Interest (income) expense, net	(117)	25	(323)	603
Other expense (income), net	293	(848)	(4,231)	(2,288)
Income before income taxes	31,779	25,560	69,548	47,352
Income tax expense	8,009	9,007	23,923	12,784
Net income	$23,770	$16,553	$45,625	$34,568
Weighted average common shares outstanding - Dilutive	10,001	9,928	9,988	9,908
Net income per common share - Diluted	$2.37	$1.65	$4.54	$3.45
Segment Results
Net sales:
Fishing	$121,920	$103,974	$336,333	$276,469
Camping	13,915	12,129	29,843	29,239
Watercraft Recreation	14,115	17,290	29,280	38,594
Diving	20,774	21,984	57,582	54,903
Other/eliminations	55	(103)	98	(395)
Total	$170,779	$155,274	$453,136	$398,810
Operating profit (loss):
Fishing	$33,044	$24,293	$77,871	$54,324
Camping	2,154	1,452	1,732	1,691
Watercraft Recreation	661	2,417	(653)	2,466
Diving	1,503	1,218	1,132	468
Other/eliminations	(5,407)	(4,643)	(15,088)	(13,282)
Total	$31,955	$24,737	$64,994	$45,667
Balance Sheet Information (End of Period)
Cash, cash equivalents and short term investments			$129,277	$93,741
Accounts receivable, net			80,877	79,292
Inventories, net			77,299	68,239
Total current assets			288,465	243,767
Total assets			397,551	354,957
Total current liabilities			92,246	86,889
Shareholders’ equity			282,060	239,924

At Johnson Outdoors Inc.
David Johnson
VP & CHIEF FINANCIAL OFFICER
262-631-6600

Patricia Penman
VP – GLOBAL MARKETING SERVICES & COMMUNICATIONS
262-631-6600